Exhibit 99.2

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three-Month Periods Ended
(in thousands, except per share amounts)	March 31, 2013	March 31, 2012
Revenue:
Product revenue	$3,833	$8,715
Service and other revenue	1,475	1,053
Grant revenue	270	270

Total revenue	5,578	10,038

Cost of Revenue:
Cost of product revenue	3,200	8,607
Cost of service and other revenue	1,448	1,583

Total cost of revenue	4,648	10,190

Gross profit (loss)	930	(152)

Operating Expense:
Research and development	11,983	12,073
Sales, general and administrative	9,554	15,285

Total operating expense	21,537	27,358

Operating loss	(20,607)	(27,510)
Other income (expense), net	(497)	(70)

Net loss	$(21,104)	$(27,580)

Other comprehensive income (loss):
Unrealized gain (loss) on investments	(19)	78

Comprehensive loss	$(21,123)	$(27,502)

Net loss per share:
Basic and diluted net loss per share	$(0.37)	$(0.50)

Shares used in computing basic and diluted net loss per share	57,372	55,201